Exhibit 99.1

Amsterdam, November 2nd, 2007
PRESS RELEASE

Playlogic Entertainment successfully closes $12,3 million private placement

(New York, USA - Amsterdam, The Netherlands) November 2nd, 2007– Playlogic Entertainment, Inc. (OTCBB: PLGC) - an independent worldwide publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media - announced that it has successfully closed $12,3 million in equity through a private placement at the end of the third quarter. This concludes the successful completion of the $10 million private placement previously announced on the 25th of April 2007.

As a result of the equity raised Playlogic achieved a positive equity position as of  September 30, 2007. Amongst others, the proceeds of the private placement were used to reduce the company’s debt position, finance new games and enhance its working capital position. “This capital raise has resulted in a strong improvement of our balance sheet ratios”, according to Willem M. Smit, President and CEO of Playlogic, “These newly attracted funds will allow Playlogic to continue to execute on its business plans and to meet its release schedule. The successful completion of this transaction positions the company to further accelerate its growth.”

The total amount of $ 12,3 million was placed with both existing and new shareholders, all of whom are accredited investors. After this private placement at the end of the third quarter the company has 38,5 million common shares outstanding.

The Company expects to file and disclose its Q3 figures on Monday the 5th of November.

About Playlogic:
Playlogic Entertainment, Inc. is an independent publisher of entertainment software for PCs, consoles, handhelds, mobile devices, and other digital media. Playlogic distributes its products worldwide through all available channels, online and offline. Playlogic, who currently has approximately 75 employees, is listed on the OTCBB under the symbol "PLGC" and is headquartered in New York and Amsterdam. Playlogic’s  internal game development studio, “Playlogic Game Factory” is based in Breda (The Netherlands).

Playlogic's portfolio includes games that are being developed by several teams at the Playlogic Game Factory, as well as games developed by a number of studios throughout the world with approximately 300 people of external development staff. Currently, 10 games on 12 platforms are in the works including “Officers” and “Age of Pirates: Captain Blood” which will be published this year, and “Dragon Hunters” based on the animated TV series and up-coming movie which will be published early next year. Recent world-wide releases include “Xyanide Resurrection,”  “Obscure II,” “Ancient Wars: Sparta,” "Infernal,” "Age of Pirates: Caribbean Tales," “World Racing 2,” “Knights of the Temple 2” and “Gene Troopers.”

Playlogic publishes quality games, working with leading technology to produce digital entertainment from concept to finished product.

FORWARD LOOKING STATEMENTS
This release contains statements about Playlogic's future expectations, performance, plans, and prospects, as well as assumptions about future events. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including without limitation, business and economic conditions and trends; fluctuations in operating results; reduced customer demand relative to expectations; competitive factors; and other risk factors listed from time to time in the company's SEC reports. Actual results may differ materially from our expectations as the result of these and other important factors relating to Playlogic's business and product development efforts, which are further described in filings with the Securities and Exchange Commission. These filings can be obtained from the SEC website located at www.sec.gov. Any forward-looking statements are based on information available to Playlogic on the date of this release, and Playlogic assumes no obligation to update such statements.

FOR MORE INFORMATION	FOR MORE INFORMATION
Playlogic Entertainment, Inc.	Playlogic Entertainment, Inc.
Jeroen Stein, IR & PR & Department	Rogier Smit, Executive Vice President
T: +31 20 676 03 04	T: +31 20 676 03 04
F: +31 20 673 13 14	F: +31 20 673 13 14
E: jstein@playlogicint.com	E: rwsmit@playlogicint.com

For further information about Playlogic, please visit the Corporate Center at www.playlogicgames.com.